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            Agreement Regarding Non-Involvement with Chipcards, Inc.

STATE OF NEW YORK   )
                    ) ss:
COUNTY OF NASSAU    )

    ROSS H. MANDELL states the following under penalty of perjury:

    1. I am a shareholder of Chipcards, Inc. (the "Company"). I was previously a consultant to the Company pursuant to a written consulting agreement, and was proposed to be a member of its Board of Directors upon the listing of its stock on the Nasdaq SmallCap Market.

    2. This statement confirms that my consulting agreement with the Company has been terminated, and that I have agreed not to be an officer, director, employee or consultant to the Company at any time.

    3. I confirm that I will not directly or indirectly be involved in, control or otherwise direct the Company's business.

Dated: February 11, 2002

                                          Ross H. Mandell
                                          -----------------------
                                          Ross H. Mandell